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                                                                   Ex. 99(j)

                CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 21, 2003, relating the financial statements and financial highlights of each of the portfolios of Fresco Index Shares Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "General Information" in the Prospectus and under the heading "Counsel and Independent Auditors" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
New York, New York
January 26, 2004